Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Intelius Inc.
Bellevue, Washington
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated February 23, 2009, relating to the consolidated financial statements and schedule of Intelius Inc., which are contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Seattle, Washington
October 15, 2009